Exhibit 99.1

Company Contact:	Media Contact:
Judi Lum	Schwartz Communications, Inc.
Chief Financial Officer	(781) 684-0770 or (415) 512-0770
(650) 475-3100	stemcells@schwartz-pr.com

STEMCELLS ANNOUNCES FOURTH QUARTER AND
YEAR END 2004 FINANCIAL RESULTS

PALO ALTO, Calif., March 4, 2005 — StemCells, Inc. (NASDAQ: STEM) today reported its financial results for the fourth quarter and the year ended December 31, 2004.

The Company reported a loss of $4,919,000, or $0.08 per share, for the fourth quarter ended December 31, 2004, compared to a loss before dividends and deemed dividends of $4,740,000, or $0.13 per share, for the fourth quarter of 2003. For the fiscal year ended December 31, 2004, the Company reported a loss of $15,330,000, or $0.31 per share, as compared to a loss before dividends and deemed dividends of $12,291,000, or $0.38 per share, for the 2003 fiscal year. The increase in net loss from 2003 to 2004 was primarily attributable to the expenditures required for pre-clinical pharmacology and toxicology studies, supplies, personnel and other external services in preparation for submitting our first investigational new drug application to the U.S. Food and Drug Administration (FDA). The increase was also attributable to a higher valuation of stock options granted to non-employees in 2004 as compared to 2003, and to the cost of external services incurred in the evaluation and testing of our internal financial control systems to meet the requirements of the new Securities and Exchange Commission rules issued under section 404 of the Sarbanes-Oxley Act.

Total revenue for 2004 was $141,000, compared with $273,000 in 2003. Revenue for 2004 and 2003 was primarily from grants and licensing agreements. Cash and cash equivalents were $41,060,000 at the end of 2004, compared with $13,082,000 at the end of 2003. The increase in cash and cash equivalents from 2003 to 2004 was primarily attributable to the result of two equity financing agreements with institutional and other accredited investors to raise $20 million and $22.5 million that was consummated in June 2004 and October 2004 respectively.

“StemCells made notable progress in the past year,” said Martin McGlynn, CEO of StemCells, Inc. “We increased our cash position to $41.1M at the end of 2004, up from $13.1M in 2003 and $4.2M in 2002, significantly strengthening our balance sheet while at the same time attracting new, qualified investors. Our management team has also been significantly strengthened. The addition of Judi Lum as Chief Financial Officer and Vice President, Finance, with her financial and operational expertise and life sciences background, has added depth to this area and we are extremely pleased with the recent hiring of Alan Jacobs, M.D., Ph.D., as our Chief Medical Officer and Vice President, Clinical Research, Neural Cell Therapy. We filed with the U.S. Food and Drug Administration the first in a series of planned IND (Investigational New Drug) applications using the Company’s patented neural stem cell product (HuCNS-SC). The trial, for the treatment of Batten Disease, a fatal genetic condition, is now on clinical hold and the Company is focused on responding thoroughly and expeditiously to the FDA’s questions. I believe that Dr. Jacobs’ experience with clinical trials of cell-based therapies will prove invaluable in preparing our response. The year also saw the issuance to us of a key patent covering human neural stem cell cultures derived from any source, including embryonic as well as fetal, neonatal and adult tissue.”

About StemCells, Inc.

StemCells, Inc. is a development stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is the only publicly traded company solely focused on stem cell research and development and has more than 40 U.S. and 100 non-U.S. patents, as well as 100 patent applications pending worldwide. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (“the Company”), expectations regarding FDA actions and the Company’s response to these actions, the Company’s ability to resolve questions raised by the FDA and to initiate clinical trials, the timing of such trials, and other future operations of the Company. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty whether the FDA will remove the clinical hold on the Company’s IND and permit the Company to proceed to clinical testing; the uncertainty regarding the outcome of the Phase I clinical trial and any other trials the Company may conduct in the future; the uncertainty regarding the validity and enforceability of issued patents; the uncertainty whether any products that may be generated in the Company’s stem cell programs will prove clinically effective and not cause tumors or other side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company’s Annual Report on Form 10-K titled “Cautionary Factors Relevant to Forward-Looking Statements.”

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(in thousands, except per share amounts)

	Year ended
	December 31,
	2004		2003
Revenue from grants and licensing agreements		$141		$273
Operating Expenses Research and development		8,760		6,144
General & administrative		3,954		3,390
Wind-down related to former corporate headquarters		2,827		2,885

Total operating expenses		15,541		12,419
Loss from operations		(15,400)		(12,146)
Other income (expense)		70		(145)

Net loss		(15,330)		(12,291)
Dividend to preferred shareholders				68
Deemed dividend		2,066

Net loss applicable to common shareholders	$	(15,330)	$	(14,425)
Net loss per share applicable to common shareholders; basic and diluted	$	(0.31)	$	(0.45)
Weighted average shares — basic and		49,606,277		32,080,233
diluted

StemCells Inc.
Condensed Consolidated Balance Sheets

	December 31,
(in thousands)	2004	2003 (a)
Assets
Current assets:
Cash & cash equivalents	$41,060	$13,082
Other current assets	390	325

Total current assets	41,450	13,407
Property, plant & equipment, net	3,424	3,611
Other assets, net	2,753	2,768

Total assets	$47,627	19,786
Liabilities and stockholders equity
Current liabilities	3,383	2,522
Non-current liabilities	7,295	6,300
Convertible preferred stock		—
Stockholders’ equity	36,949	10,964

Total liabilities, redeemable preferred stock and stockholders’ equity	$47,627	$19,786

(a) Derived from audited financial statements included in StemCells’ annual report on form 10-K/A filed with the SEC.